As filed with the Securities and Exchange Commission on November 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAT TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	TAT Technologies Ltd. 5 Hamelacha St. Netanya, Israel 4250540 Tel: +972-8-8628500	Not Applicable (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TAT Technologies Ltd. 2026 Employee Share Purchase Plan (Full Title of Plan)

Piedmont Aviation Component Services LLC 9335 Harris Corners Parkway Charlotte, NC 28269 Tel: 704-910-2215
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Idan Lidor, Adv. Shachar Hananel, Adv. Naschitz, Brandes, Amir & Co. 5 Tuval Street Tel-Aviv 6789717, Israel Tel: +972 3-623-5000	Steven J. Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TAT Technologies Ltd. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”). This registration statement on Form S-8 (the Registration Statement) is being filed in order to register 125,000 shares ordinary shares, no par value of the Registrant pursuant to the 2026 Employee Stock Purchase Plan (the 2026 ESPP). On September 8, 2026 the Registrant adopted the 2026 Employee Stock Purchase Plan which was approved at the annual shareholder meeting taking place on that date which an effective date as of January 1, 2027.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

 * The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. TAT Technologies Ltd. (the “Registrant”) will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference

The following documents and information previously filed with the Commission by the Registrant are incorporated herein by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 18, 2026 (the “Annual Report”);

•	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

•	the description of the Registrant’s ordinary shares contained in Exhibit 2.1 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report on Form 6-K that it is being incorporated by reference herein) from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

 Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), a company may not exempt an office holder from liability with respect to a breach of his fiduciary duty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in connection with distributions (as defined in the Israeli Companies Law) or for certain breaches listed below.

Pursuant to the Israeli Companies Law, a company may indemnify an office holder against: (i) a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court; (ii) reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and (iii) expenses, including reasonable litigation expenses and legal fees, incurred by an office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Israeli Securities Law, 5728-1968, or the Securities Law, or (B) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law, or (C) infringements pursuant to the provisions of Chapter I’1 under the Securities Law.

The indemnification of an office holder must be expressly permitted in the articles of association, under which the company may (i) undertake in advance to indemnify its office holders with respect to certain types of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or (ii) provide indemnification retroactively in amounts deemed to be reasonable by the board of directors.

A company may also procure insurance for an office holder’s liability in consequence of an act performed in the scope of his office, in the following cases: (i) a breach of the duty of care of such office holder, (ii) a breach of fiduciary duty, only if the office holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the company, or (iii) a monetary obligation imposed on the office holder for the benefit of another person. Subject to the provisions of the Israeli Companies Law and the Securities Law, a company may also enter into a contract for procurement of insurance for an office holder for (a) expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (C) infringements pursuant to the provisions of Chapter I’1 under the Securities Law and (b) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law.

A company may not indemnify an office holder against, nor enter into an insurance contract which would provide coverage for, any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his fiduciary duty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was performed intentionally or recklessly;

•	any act or omission carried out with the intent to derive an illegal personal gain; or

•	any fine or penalty levied against the office holder as a result of a criminal offense.

Under the Israeli Companies Law, exemption and indemnification of, and procurement of insurance coverage for, a company’s office holders, must be approved under the same terms that apply to approval of the terms of office and employment of the office holders.

The Registrant’s Articles of Association allow it to exempt any office holder to the maximum extent permitted by law, before or after the occurrence giving rise to such exemption. The Registrant’s Articles of Association also provide that we may indemnify any office holder, to the maximum extent permitted by law, against any liabilities he or she may incur in such capacity, limited with respect (i) to the categories of events that can be foreseen in advance by the Board of Directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by the Board of Directors to be reasonable in the particular circumstances. Similarly, the Registrant may also agree to indemnify an office holder for past occurrences, whether or not it is obligated under any agreement to provide such indemnification; provided, however, that the total amount of indemnification that the Registrant may pay (in addition to amounts received from an insurance company, if any) to all office holders of the Registrant, in the aggregate, shall not exceed 25% of the Registrant’s shareholders’ equity, as determined based on the Registrant’s latest available consolidated financial statements prior to the date the indemnity is due. The Registrant’s Articles of Association also allow it to procure insurance covering any past or present office holder against any liability which he or she may incur in such capacity, to the maximum extent permitted by law. Such insurance may also cover the Registrant for indemnifying such office holder.

The Registrant has obtained directors’ and officers’ liability insurance covering its officers and directors and those of its subsidiaries for certain claims.

In addition, the Registrant has provided the directors and officers with letters providing them with exemption and indemnification to the fullest extent permitted under Israeli law (except that the Registrant is not required to exempt directors and officers from liability for damages caused as a result of a breach of the office holder’s duty of care in transactions in which our controlling shareholder or an office holder has a personal interest).

In the opinion of the Securities and Exchange Commission, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, however, is against public policy and therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
4.1	Articles of Association of TAT Technologies Ltd., as amended and restated	6-K	000-16050	1	July 27, 2026
4.2	TAT Technologies Ltd. 2026 Employee Share Purchase Plan	6-K	000-16050	1	July 27, 2026
5.1	Opinion of Naschitz, Brandes, Amir & Co., Advocates.
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm.
23.2	Consent of Naschitz, Brandes, Amir & Co., Advocates (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
107	Calculation of Registration Fee

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Netanya, Israel, on this Second day of November, 2026.

TAT TECHNOLOGIES LTD.

By:	/s/ Igal Zamir
Name:	Igal Zamir
Title:	Chief Executive Officer, President and Director

By:	/s/ Ehud Ben-Yair
Name:	Ehud Ben-Yair
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint each of IGAL ZAMIR and EHUD BEN-YAIR, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on November 2, 2026 by the following persons in the capacities indicated.

NAME	POSITION

/s/ Igal Zamir
Igal Zamir	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Ehud Ben-Yair
Ehud Ben-Yair	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Amos Malka
Amos Malka	Chairman of the Board

/s/ Sagit Amit Evan
Sagit Amit Evan	Director

/s/ David Brantner
David Brantner	Director

/s/ Amir Harel
Amir Harel	Director

/s/ Sagit Manor
Sagit Manor	Director

/s/ Eitan Oppenheim
Eitan Oppenheim	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, Piedmont Aviation Component Services LLC, the duly authorized representative in the United States of TAT Technologies Ltd. has signed this Registration Statement on November 2, 2026.

TAT TECHNOLOGIES LTD.

By:	/s/ Igal Zamir
Name:	Igal Zamir
Title:	Authorized Signatory

By:	/s/ Ehud Ben-Yair
Name:	Ehud Ben-Yair
Title:	Authorized Signatory